Exhibit 99.1
Fulton Financial
CORPORATION

FOR IMMEDIATE RELEASE	Contact:	Jeff Peeling 717-291-2477
Fulton Financial Proposes to Offer Trust Preferred Securities
     (October 25) —Fulton Financial Corporation (NASDAQ: FULT) announced today that it intends to offer up to $150 million of trust preferred securities. The trust preferred securities will be offered pursuant to a shelf registration statement to be filed under the Securities Act of 1933, as amended.
     The Company intends to use the net proceeds for general corporate purposes, including acquisitions and stock repurchases.
     The offering is expected to be completed prior to the Company’s acquisition of Columbia Bancorp, which is expected to close in the first quarter of 2006. No assurance can be made that the offering of trust preferred securities will be completed.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Safe Harbor Statement:
     This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. The Private Securities Litigation Reform Act of 1995 encourages forward-looking statements. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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